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NOVEMBER 09, 2015 / 02:00PM  GMT, CTCM - Q3 & 9M 2015 CTC Media Inc Earnings Call

CORPORATE PARTICIPANTS

Yuliana Slashcheva CTC Media, Inc. - CEO

Lilia Omasheva CTC Media, Inc. - COO

Stanislav Ploschenko CTC Media, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Alexander Vengranovich Otkritie Capital - Analyst

Rishabh Jain Singular Research - Analyst

Sergey Libin Raiffeisen Bank - Analyst

Igor Semenov Deutsche Bank - Analyst

PRESENTATION

Operator

Please go ahead, Ms. Slashcheva.

Yuliana Slashcheva  — CTC Media, Inc. - CEO

Thank you. Hello, everyone. Good morning, good afternoon and thank you for joining CTC Media’s 3Q 2015 financial results call. I am Yuliana Slashcheva, the CEO of CTC Media. Also on this call I have Stanislav Ploschenko, our Chief Financial Officer; and Lilia Omasheva, our Chief Operating Officer, to join me. We will go through our results before taking your questions. And Lilia Omasheva will give you an update on the proposed deal with UTV-Management.

Before I start, let me remind you that today’s call may contain forward-looking statements based on the environment as we currently see it, and as such, may include risks and uncertainties. Please refer to our SEC filing for more information on the specific risk factors that could cause our actual results to differ materially.

Let me now start with the key operating highlights and please move to slide 3.

The first nine months of 2015 was an extremely challenging period for CTC Media as a result of regulatory, macroeconomic and commercial developments. Also, we saw some improvement during the third quarter — although we saw some improvements. We are pleased to have entered into a definitive agreement with UTV-Management for the sale of the majority interest in our operating business.

This agreement will ensure compliance with the new foreign ownership restrictions applicable to Russian TV before the law goes into effect in January 2016. while allowing our Company obtain value and cash for our stockholders, which our Board expects to return to our stockholders, subject to compliance with applicable sanctions. Meanwhile, our management team continues to focus on the business, and we are pleased that the Company has remained profitable despite the significant market challenges we continue to face.

In the third quarter, our OIBDA margin remained in the double digits at 11.6%. This is a slight increase from the first and second quarters of 2015 when the [EBITDA] margins stood at 10.6% and 11.5%, respectively. Year-on-year contraction of TV advertising in the third quarter of 2015 decreased to 13% from 22% in the first six months of the year, according to third-party reports.

While its contraction has decelerated, the market is still in crisis. In this environment, the CTC Media executive team is working to ensure the best possible operating and financial outcomes for our shareholders. Thanks to the effectiveness of our sales house, we maximized sales on CTC Media channels and were able to sell almost 100% of all our inventory in the third quarter, despite the continued decline of the overall market.

At the same time, we managed to keep our power ratio at a high level. Everest, our sales house, also sold all sponsorships with CTC channels new programs. Additionally, I would like to mention that CTC Love channel significantly outperformed the market due to outstanding efforts of our sales team. And the Company expects significant advertising sales growth for the channel in 2015’s compared to half a year of 2014.

Programming expenses increased by 7% in ruble terms when comparing to three-month period under review, reflecting more expansive program mix at CTC channel in response to increased competition from other channels with an early start of new fall season. This increase was partially offset by Love expanding its Peretz channel.

And when comparing the nine months period under review, the programming expenses overall decreased by 6% in ruble terms, reflecting the effective programming grid in daytime slots to address reduction in revenue.

Considering the fact that the acquired content composes around 50% of the CTC channel grid and that dollars — the programming expenses in dollars decreased by 43%, the effective decrease of programming expense is much higher, considering the Forex effect — I mean much higher in rubles if you consider the Forex effect.

In Q3 of 2015, our revenues decreased to RUB4.9 billion year-on-year, but this was a slight improvement compared with Q2. Total operating revenues decreased by 17% in ruble terms year-on-year in the third quarter. In the third quarter, we’re also facing increasing expenses at the Company level, driven only by nonorganic factors.

First of all, the transaction expenses related to the proposed deal with UTV-Management as well as Multiplex related expenses. The Company also incurred additional expense in connection with its CTC Love channel, which were more than justified by the channel’s excellent performance. It contributed 2% to CTC Media’s overall revenue in the third quarter of this year.

As previously announced, in 2015, all media companies also experienced increased payroll taxes as the result of changes in the Russian tax legislation. That also influenced our expenses increase in Q3.

Our management team continues to work hard on cost management. For example, CTC Media successfully negotiated new agreement with RTRS. which is the ruling body for Multiplex and digitalization in Russia, which saved us 390 million rubles this year. The economy of Kazakhstan experienced serious deterioration, with the national currency losing significant value in the third quarter, which undermined the results of Channel 31.

In the third quarter and the first nine months of the year, the value of the Kazakhstan tenge depreciated against the US dollar by 31% and 33%, respectively, and was on average 16% and 9% lower than the average value of the Kazakhstan tenge as compared to the same period in the previous year. Changes in the programming schedule and other actions promptly taken by the management team have, however, partially offset the negative impacts from the devaluation.

Please now move to our audience share development on the slide 4. We continue to see a year-on-year decline in audience share at our CTC channel, which had a negative impact on advertising revenues. However, as of the end of the first nine months of the year, it remained the third most-watched FTA channel for target viewers between the ages 10 and 45.

CTC channels’ average target audience share among 10 to 45-year-old viewers decreased year-on-year in the third quarter of 2015 from 10.3% to 8.7% and from 10.4% to 8.1% when comparing the nine-month period under review, primarily reflecting the increased competition from other channels and the effective audience fragmentation. The audience share of CTC was affected by audience fragmentation related to the launch of must-carry, which took place in August, governing cable and satellite operators rebroadcasting channels included in the first and second multiplexes, which seriously increased competition for CTC from other channels.

However, in September, we launched the new season on CTC channel with a record lineup of about 20 premieres, our highest season total to date. We have seen solid success so far with all of our premieres, securing higher-than-average audience shares for their respective channels. For example, the fifth season of The Kitchen series in September and October demonstrated its highest-ever audience share of 20.8%. The share of the CTC channel has grown since July, reaching 9.1% in September, averaging 8.7% in the third quarter as compared to 8.3% and 7.4% in the first and second quarters, respectively.

Our sales house helped to ensure the successful conversion of sponsorship opportunities across almost all new programs on CTC. As a result, our revenue from sponsored contracts increased year-on-year despite the double-digit reduction in the advertising market. In the current market, we see that advertisers are interested in sponsorship both as a product and as a means of communication.

We are seeing improvements and success at the Domashny channel. One year after the launch of new design and programming lineup, the average share of Domashny in its target audience increased to 3.6% compared to 3.4% over the same period of the previous year. I’m talking about the period from January to September 2015. And the increase of the share from 3,004 to — sorry, 3.4% to 3.6%. So, 0.2% increase of the share for the same period.

The new season launched in the fall continues to attract new audiences, and the channel share among its target audience reached 3.91% in October. Domashny continues developing programs produced specially for the channel. Peretz channel’s audience share among 25 to 49-year-old viewers was 2.0% in the third quarter of 2015 and in the nine months of 2015. So it’s a stable audience of 2%. The audience share of Peretz, however, was adversely affected by the impact of the must-carry launch governing cable and satellite operators rebroadcasting channels included in the first and second Multiplex, from which Peretz didn’t benefit, as it wasn’t included into any of the those two multiplexes.

Peretz, as you remember, is not a participant of the digitalization. On November the 12th, we will replace Peretz with a new channel called Che with a different concept, content and design. The launch of Che was planned a year ago and is a critical milestone for CTC’s media strategy. And I believe that Che has all the chances to outperform Peretz, who has successfully maintained its share at 2% during the third quarter.

Of course, we understand that the Che channel we are speaking about possibility to outperform within 12 to 16 months period. We are currently reviewing several options for the future development of Peretz brand including its continuation in certain media channels in the other format.

CTC Love launched several new shows and continues to set new heights. Its share among its target audience of 11 to 34 years old reached 1.2% over the third quarter, an outstanding achievement that exceeded our expectations. This channel has been a part of the TNS measurement panel since September 2014 and we have been monetizing it by audience share. Our decision to sell advertising by GRP on this channel proved to be appropriate, allowing the channel to generate over RUB100 million in advertising revenues only in third quarter.

As I already said, the results of Channel 31 were undermined with the serious deterioration of the economy of Kazakhstan and depreciation of tenge. Channel 31 target audience share among 6 to 54-year-old viewers decrease year-on-year in the third quarter of 2015 from 14.9% to 12.4%, and decreased from 13.4% to 13.3%, which is almost flat when comparing the nine months period under review.

Drop of the audience share was related to the decrease of programming budget as a response to significant deterioration of the Kazakh ad market. The decline also reflects increased audience fragmentation and competition from other channels. As previously highlighted, we continue to execute our strategy for revenue diversification. And here, please, we move to our new business performance on slide 5.

Revenues from our digital and Transmedia segment increased by 18% in Q3 with overall revenues rising by 21% in the first nine months of the year. We remain a trendsetter for the industry standards in this field. For example, we launched Europe’s first Channel One second screen in September. This mobile satellite application that supports all CTC programming has attracted strong advertisers’ interest as have other digital — as other digital products. Despite the challenging environment, we continue to expect strong revenue in this area.

CTC Love has already made a significant contribution to the Company’s results. In Q3, the channel contributed, as I already mentioned, over RUB100 million on the group revenues, which is 2% of the Group’s total revenue. In September, due to the success of the first stage CTC Media in the country’s largest retail chain Magnit decided to continue their cooperation between the Companies and launch a second loyalty program under The Kitchen series brand.

The promo event began to cover more regions and now 6,500 Magnit stores are taking part in the program across the geographical coverage. Also in September, as mentioned before, we launch the channel-wide CTC second screen application, which attracted a lot of interest from the Internet viewers. As of today, we have reached 600,000 users and downloads already. I am confident that we will keep building on our success month after month, and that the application will attract new advertisers by providing an opportunity for smart content integration.

In October, a few days before the launch of the third season of the popular TV series Molodezhka on CTC, CTC Media launched premium series for services for TV series. For example, we started to cooperate with Yandex.Money, which processes payment using the universal Yandex payment solution. Viewers now are able to pay using their Yandex money wallet for their CTC content if they want to watch it prior to the television premiere or if they want to watch it free of advertising.

That’s all about our business — new business and partnership update. And I will now hand over to Lilia Omasheva, who is the Chief Operating Officer of CTC Media. She will update you on the proposed UTH transaction.

Lilia Omasheva  — CTC Media, Inc. - COO

Thank you, Yuliana. Hello, everyone. First of all, we are pleased that the definite sale agreement has been filed with UTH for the sale of a 75% interest in our operating business. As you know, we will be holding a special meeting of stockholders expected to be held in December to seek approval of this sale, as well as a proposed follow-on transaction to affect distribution of cash to our public stockholders and future shares.

We anticipate that we will file a final proxy statement which is the official document to seek the approval of our stockholders for this transaction. In the next two weeks a picture of them will be mailed to our stockholders. As soon as the sale transaction is approved by our stockholders and that the other closing conditions are satisfied, we expect that the sale will close by the end of December.

This will achieve compliance with the foreign ownership restrictions under the Russian mass media law, which comes into effect on January 1, 2016. For details regarding the proposed transaction and the special meeting of stockholders, we refer you to the proxy statement which will be available in final form on the website in the coming weeks. We note that the approval of the transaction requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

We understand that MTG, our largest stockholder, holding approximately 38% of the outstanding shares of our common stock, intends to vote in favor of the transaction. As you know, the shares of our common stock held by Telcrest are currently blocked for (inaudible) this year-on-year sanction and they will remain blocked until our (inaudible) affirmatively authorizes their unblocking. If such shares remain blocked, Telcrest will not be able to vote at the special meeting.

The shares of our common stock held by Telcrest are considered to be outstanding for purposes of the required voting majority. Therefore, in addition to MTG, we need the affirmative vote from our public stockholders in favor of this transaction. If you do not obtain the required vote, the sale will not close.

As you know, if the sale transaction is not approved, and doesn’t close by the end of the year, we expect the following operating business will not comply with the foreign ownership restrictions of the mass media law as of January 1, 2016. We refer you to the detailed disclosure of this matter in our proxy statement and our Quarterly Report on Form 10-Q.

Now I will hand over to Stanislav Ploschenko, our Chief Financial Officer, who will take you through our financial highlights.

Stanislav Ploschenko  — CTC Media, Inc. - CFO

Thank you, Lilia. Good morning and good afternoon, ladies and gentlemen. The downturn in the advertising market continues to influence the revenue of our business segments. For CTC, our main channel, this negative affect was coupled with a share loss, which altogether resulted in a 20% revenue decline year-on-year.

The absence of sublicensing to Ukraine this year also contributed to this number. Domashny’s revenue demonstrated similar dynamics due to lower CPP and sponsorship, whereas Peretz revenue reduction of 14% was less pronounced due to more stable audience share. The international startup and digital businesses on the contrary countered the trend and managed to increase their revenue significantly.

Channel 31’s 18% upward dynamics year-on-year despite lower audience share is mostly explained by ruble devaluations versus tenge. Transmedia showed similar revenue dynamics as it continued to successfully grow its business. Other businesses revenue shot up two-fold, and that is entirely due to the stellar performance of CTC Love, which surpassed RUB100 million with quarterly revenue, and CTC International, which grew its revenue 2.5 times to RUB93 million. All of that translated into a 15% decrease in the consolidated revenue to RUB4.9 billion in Q3.

Despite the continuous efforts to reduce costs, which the management has been employing since the beginning of the year, the third quarter saw growth in OpEx due to the factors which were either outside of the management’s control or were situation-specific and incomparable to the third quarter of 2014. These include, first of all, the multiplex costs, which were RUB16 million in Q3 (technical difficulty) or 12% of the direct operating expenses versus a negative number a year ago, which was the result of a recalculation due to the timing of quarterly recognition of that expense.

The transmission costs experienced a 5% inflation year-on-year in general and added RUB12 million for CTC loss specifically or [58%] of the growth in this item. All of that resulted in a 32% inflation in direct operating expenses year-on-year. MG&A were 15% up exclusively on legal and consultancy costs related to the compliance with the mass media law. These costs peaked in Q3 as the sales agreements with UTV-Management was negotiated and signed.

If this factor is stripped away, the SG&A would have stayed flat year-on-year. The prepayment expense was 7% up in Q3 as the new season kicked off in September and new premier content postponed from spring was put into the grid. That resulted in a sharp growth in CTC audience share as compared to Q2, as Yuliana mentioned before. Nevertheless, if you look at the nine-month dynamics year-on-year, despite the additional legal costs this year, the SG&A expense is still decreased by 2%, whereas programming expense showed even more pronounced dynamics decreasing by 6% due to a more efficient pricing and content purchase policy.

The combined revenue and OpEx dynamics resulted in RUB570 million for EBITDA or 11.6% of the revenue, which we consider remarkable, taking into account the deteriorating market conditions and extra costs that the Company has to bear this year. The CTC was still bullied among other main Russian channels with the OIBDA margin of [15.4%] or almost 60% if compared to the third quarter last year.

Domashny was not far behind with a 15.2% margin on the almost flat audience share, high multiplex expense and flat programming. This is remarkable, however, that Peretz managed to reduce its OIBDA margin only by 9% year-on-year to 13.8% of the top line, which was largely the result of the 23% savings on programming while keeping its audience share virtually flat, and is fully attributable to the excellent management of the channel.

All that said, CTC Love has been the main success story of this year. It is hard to compare its numbers year-on-year since it was launched in April 2014, but it’s remarkable that only slightly over one year into its life, it managed to reach an OIBDA margin of 53%, the highest among all the segments. In absolute terms, it’s OIBDA of RUB54 million is comparable with the RUB63 million of Peretz’ OIBDA for the same period.

Channel 31 decreased its OIBDA margin from 36.8% to 28.3% year-on-year, and the channel share dropped by 2.5 percentage points, the tenge was floated in August and started to depreciate versus American dollar. Transmedia’s OIBDA was slightly down in absolute terms, mostly due to higher royalty associated with the development of new projects, which (inaudible) the revenue growth. Other segments were either helped by CTC Love as mentioned above still showed negative dynamics due to extraordinary advisory and legal work on the compliance with the mass media law.

Overall, for the nine months, the Group posted RUB1.647 billion of OIBDA or 11.2% of the revenue; RUB3.501 billion of net income, where the third quarter added RUB2.748 billion rubles. RUB2.452 billion thereof was the result of a one-off recognition of deferred tax benefits resulting from the remeasurement of the Company’s deferred tax liability in respect of unremitted earnings of the Russian CapEx subsidiaries.

The remeasurement was triggered by a change in the Company’s expectations for the tax — US tax position due to the expected sale transaction outlined in the framework agreements with UTV-Management concluded in September. The Board of Directors repeated the decision not to distribute the dividends pending the market improvement, and the consummation of the sale transaction in order to comply with the mass media law by the year-end.

And now I revert back to Yuliana.

Yuliana Slashcheva  — CTC Media, Inc. - CEO

Thank you, Stanislav. I will very briefly go through the outlook. The Company currently has limited visibility regarding remainder of 2015. So we are not providing full-year revenue and profit outlook at this time. Third-party reports have estimated that total Russian TV advertising spendings may decline in ruble terms by 17% to 18% for the full-year of 2015.

In light of market conditions, the Company has implemented significant cost savings and optimization measures to reduce its programming and other expenses in 2015. The Company had no debt and had cash and cash equivalents of $100.3 million as of September the 30th of 2015.

That outlook concludes our brief review of the third quarter results and nine months of 2015 results. And now we are ready to begin the question-and-answer session.

QUESTION AND ANSWER

Operator

(Operator Instructions) Alexander Vengranovich, Otkritie Capital.

Alexander Vengranovich  — Otkritie Capital - Analyst

I have a question regarding the outlook. Can you please clarify what sort of the limited visibility you have? Does that relate to revenues? Or it relates to your costs in the fourth quarter? And what has changed during the last quarter so you are not able to provide the outlook this time? And I also want to understand do you have a rough estimate or maybe the plan of how much you want to spend on content in the fourth quarter? Thank you.

Yuliana Slashcheva  — CTC Media, Inc. - CEO

Regarding the outlook, we are still selling month by month, as we are selling the whole year and that is why we still have — as I told you we had 100% sellout of all the channels in October. We have almost 100% sellout now clear in November, but we are still selling December.

We still have some sponsoring on hold without knowing whether the sponsoring contracts will happen this year or not, because of a lot of consideration is being taken by the big advertisers and sponsors at the moment. That is why that we mostly understand all our expenses very clearly by every dollar and every ruble we plan to spend, but we still have not enough visibility on the revenue to give the forecast.

And to answer your second question about the spendings on product programming expenses in first quarter, I think that we usually don’t disclose the quarter-by-quarter spendings on the programming, so, I can’t really tell you the figure because we don’t disclose it this way.

Alexander Vengranovich  — Otkritie Capital - Analyst

Okay, as a follow-up for the first question. So does that mean that basically the biggest question is the size of the inventory you have like in the fourth quarter, but you are basically pretty much sure that you will be able to sell everything, assuming that everything goes in line with how the market develops currently? Or are you also not sure about the pricing?

So I’m just — a quarter ago, as far as I understand, was the same situation, but you are still able to provide the guidance that you were — have been broadly performing like in line with the Russian TV advertising markets. And obviously — that obviously the audience share has gone down and you are not able to do that. But is that the main reason? Like basically there wasn’t share volatility and you are not sure that how much inventory you will be delivering in the fourth quarter?

Yuliana Slashcheva  — CTC Media, Inc. - CEO

First of all, the audience share has raised. It didn’t come down. It was 8.3% in Q1, 7.4% in Q2 and 8.7% in third quarter and September was 9.1%. So the share was raising. But that’s a different issue. Just I wanted to correct your comment about it’s coming down.

We did almost in line with the Russian market in Q3 because we don’t — still don’t have official results of the Q3 market in general was. So different third-party reports saying that the market drop was between 13% and 15%. Our decline was 17%. So that’s close — very close to the market. However, in the fourth quarter, there are actually those reasons which you mentioned.

First of all, we are still struggling for the GRP’s for the share in November and December, improving our programming grid, reprogramming some of the products. We still expect one very big series in December, which we very much count on. We still have some of them big movie international acquired movies, which we were keeping especially for December, which should improve and have a good performance.

So we are struggling for the audience share and for the amount of GRP’s and inventory to sell. That’s first.

But secondly, we also have — as I said, we have some of the budgets on hold, those for advertising but mostly for sponsoring, which we still didn’t get an answer from our — from the potential sponsor. That is why we are now — we don’t want to take the risks of prediction of the revenue till the end of the year.

Alexander Vengranovich  — Otkritie Capital - Analyst

Okay, thank you.

Operator

(Operator Instructions) Rishabh Jain, Singular Research.

Rishabh Jain  — Singular Research - Analyst

So my question is basically, I know that the UTH acquisition so, the operating assets are part of the deal in the UTH transaction. Just wanted to make sure that the short-term investments.

Yuliana Slashcheva  — CTC Media, Inc. - CEO

Excuse me, we didn’t get the question. Can you repeat please? There were some problems, technical problems on the line.

Rishabh Jain  — Singular Research - Analyst

Sure. My question was basically on the UTH transaction — are the short-term investments also a part of the deal? I know the deal is only for operating assets. I’m just making sure is it just operating assets or is it just operating assets ex-cash?

Yuliana Slashcheva  — CTC Media, Inc. - CEO

It’s both operating assets and cash.

Rishabh Jain  — Singular Research - Analyst

Okay, got it. So, the cash and short-term investments so also belong to the current shareholders of the Company.

Lilia Omasheva  — CTC Media, Inc. - COO

All these questions and this whole process of the deal is very detailed described in the proxy statement, which we will file in this deck. And you will see all the details there. It’s more precise and clear.

Rishabh Jain  — Singular Research - Analyst

Sounds good. And also my second question is regarding the tax consequences of the deal. I know there will be a distribution to the current shareholders, the cash in the short-term (inaudible). Will the distribution be in the form of a dividend? Because I’m just trying like again a deal — the tax rate, I don’t actually apply to any distribution to take place after the commencement of the deal.

Lilia Omasheva  — CTC Media, Inc. - COO

Again, it will be written in the final proxy, because there is no one simple answer to your question. It’s easier to go through the proxy statement.

Rishabh Jain  — Singular Research - Analyst

Okay, okay, sounds good. And do you guys have any other offers apart from the UTH offer at this time? Or are you also open to other offers?

Lilia Omasheva  — CTC Media, Inc. - COO

Again, the description of other potential offers or the whole process of finding the purchaser during 2015 held by investment bankers, it was a long and very thorough workout process, you can find in the special section of the proxy statement.

Rishabh Jain  — Singular Research - Analyst

Okay. Okay. And my next question is regarding the Che channel — or the Che channel. What kind of capital expenditures do you guys expect to incur as going ahead on the future on the Che channel?

Yuliana Slashcheva  — CTC Media, Inc. - CEO

All the expenditures related to the rebranding and launching of the new channel were done within the budget of Peretz channel for 2015. No additional expenses were used.

Rishabh Jain  — Singular Research - Analyst

Okay, okay. Sounds good. One last question. So if the deal does not go through for some reason with UTH, do you think the Russian government is actually going to give you some more time to kind of find other partner? Or what exactly will be the consequences if the deal fails for some reason with UTH?

Lilia Omasheva  — CTC Media, Inc. - COO

The law is very clear on that. If you do not comply with any other company in Russia with this mass media law on January 1, 2016, our license for the broadcasting can be canceled. So (inaudible) and we do not expect to know any fact about any special time given for the Company in particular comply with the law. So we have time only by the end of the year.

Yuliana Slashcheva  — CTC Media, Inc. - CEO

And the issue that we were applying when the law was invented, we were applying two different government lawyers with their request to prolong the timing of their complying with the law for CTC Media in particular, because of we’re the only public company on this market. But it was rejected by all the government bodies, so we don’t have any signal showing us that there is a possibility for the time to be prolonged.

Rishabh Jain  — Singular Research - Analyst

Okay. Does UTH media or the company — I tried to find some information online on UTH media. Just to kind of get an idea of the size of the company. But it’s not a public company, so I could not find a bunch of info. Is it a bigger company than CTC media?

Stanislav Ploschenko  — CTC Media, Inc. - CFO

Sorry, could you repeat, please? Could you repeat, please?

Rishabh Jain  — Singular Research - Analyst

Yes. Yes. I just want to know if CTC Media is a — if UTH media is a much bigger company than CTC Media? I tried to look up the size of the company online, but it’s not publicly listed, so there is not a whole lot of public information on that. In terms of revenue, how much is UTH media doing at this time?

Yuliana Slashcheva  — CTC Media, Inc. - CEO

Actually you need to direct this question to UTV-Management. We can’t comment on that.

Rishabh Jain  — Singular Research - Analyst

Okay, sounds good. All right, that’s all for me. Thanks a lot.

Operator

Sergey Libin, Raiffeisen Bank.

Sergey Libin  — Raiffeisen Bank - Analyst

My question is whether you met your cash flow budget for the third quarter 2015? And can you also explain what do you expect, low to mid single-digit [million] cash shortfall for the second half?

Yuliana Slashcheva  — CTC Media, Inc. - CEO

I will ask Stanislav to answer the first question and Lilia to answer the second — to answer, sorry, the second.

Stanislav Ploschenko  — CTC Media, Inc. - CFO

Yes, we were broadly in line with the cash flow budget in Q3. Nothing is expected here.

Lilia Omasheva  — CTC Media, Inc. - COO

In terms of second half of the year, which is the budget for and the transaction with UTH, we currently expect that price adjustment, which is connected with this budget, could be in single digits.

Sergey Libin  — Raiffeisen Bank - Analyst

Okay, so do I get it right that if you are on budget in third quarter and do expect to miss the budget for the full-year, so you expect to see some weakness in November/December? Is it correct?

Lilia Omasheva  — CTC Media, Inc. - COO

Again, as I — Yuliana, a lot will depend on the revenue in November and December, which is due to inventory and due to the still selling especially sponsorship, we cannot give guidance about. But we have a target to comply with the budget for the year.

Sergey Libin  — Raiffeisen Bank - Analyst

All right, thank you.

Operator

Igor Semenov, Deutsche Bank.

Igor Semenov  — Deutsche Bank - Analyst

This is just a follow-up on Sergey’s question and then maybe I rephrase it a little bit better to understand. So are you expecting, let’s say, up to $5 million short relative to $200 million that UTH offered initially? So let’s say instead of $200 million, they will pay let’s say $195 million or something like that? Is this how we should read your statement? Or there is some other adjustments?

Lilia Omasheva  — CTC Media, Inc. - COO

We expect for the operating performance that the price adjustment could be in single digits. Whether it’s $1 million or $5 million, we cannot comment on that right now

Igor Semenov  — Deutsche Bank - Analyst

Sure, but I mean we don’t really — I mean, it’s — however cash flow you make, probably is a little bit irrelevant, I guess at this stage. But I mean, what we really need to know is how much UTH will pay you. And so you are saying that it will be a few million less potentially compared with the $200 million that was agreed initially? So that this adjustments in the price will not be like too material. It’s literally just a few percent. Is that right?

Lilia Omasheva  — CTC Media, Inc. - COO

Okay. The best guidance we can give right now that this price adjustment will be maximum in single digits and also, I can reassure you —

Igor Semenov  — Deutsche Bank - Analyst

Single-digit million dollars?

Lilia Omasheva  — CTC Media, Inc. - COO

Yes. And I can refer you again to the proxy statement where you can see the range of this price adjustment in the special section.

Igor Semenov  — Deutsche Bank - Analyst

Okay, thank you.

Operator

There are no further questions at this time. As there are no further questions, I would now like to hand the call back to Ms. Yuliana Slashcheva for any additional remarks.

Yuliana Slashcheva  — CTC Media, Inc. - CEO

Yes, thank you very much, everybody who participated on the call today. We have presented our Q3 and nine months 2015 results, and we’ll be updating you on the situation how it develops. Thank you.

Operator

Ladies and gentlemen, that will conclude today’s conference call. Thank you for your participation. You may now disconnect.